Pacific Funds Series Trust NSAR 03-31-16
Exhibit 77O

                      PACIFIC FUNDS - PF Real Estate Fund
                         Report Pursuant to Rule 10f-3
                         Quarter Ended: March 31, 2016

                  Item                                     Securities Purchased
                  ----                                     --------------------
(1)  Name of Issuer                                       QTS Realty Trust, Inc.
(2)  Description of Security (name,
     coupon, maturity, subordination,
     common stock, etc.)                          Class A Common Stock      Symbol = QTA
(3)  Date of Purchase (Provide proof of
     purchase, e.g., trade ticket)                              3/29/2016
(4)  Date of Offering                                           3/28/2016
(5)  Unit Price                                                   $45.50
(6)  Principal Amount of Total Offering                      $250,250,000.00
(7)  Underwriting Spread:
     Dollars ($)                                                  $1.82
     Percent (%)                                                  4.00%
(8)  Names of Syndicate Members For the    Merrill Lynch, Pierce, Fenner & Smith Incorporated /
     purchased 10f-3 only: Insert all    J.P. Morgan Securities LLC / Stifel, Nicolaus & Company,
     Syndicate Members (not just those   Incorporated / Deutsche Bank Securities Inc. / Evercore
     listed on cover of offering           Group L.L.C. / Goldman, Sachs & Co / Jefferies LLC /
     document).                              KeyBanc Capital Markets Inc. / SunTrust Robinson
                                         Humphrey, Inc. / Morgan Stanley & Co. LLC / RBC Capital
                                         Markets, LLC / Robert W. Baird & Co. Incorporated / PNC
                                              Capital Markets LLC / TD Securities (USA) LLC
(9)  Dollar Amount of Purchase by the
     Portfolio                                                  $58,422.00
(10) % of Offering Purchased by
     Portfolio                                                    0.02%
(11) % of Offering Purchased by:
     Associated Accounts (Excluding
     this Portfolio).                                             2.25%
(12) Sum of Items (10) and (11)-- Limit
     is no more than 25%.                                         2.27%
(13) % of Portfolio Assets Applied to
     Purchase                                                     0.08%
(14) Name(s) of Syndicate Members (s)
     from whom Purchased                                      Merrill Lynch
(15) Name of Affiliated Underwriter                        Morgan Stanley & Co.

Revised April 2015



                   PACIFIC FUNDS - PF REAL ESTATE FUND
             REPORT PURSUANT TO RULE 10F-3 - QUARTER ENDED 3/31/2016

[ ] Eligibility (check one): [X] registered public offering
                             [ ] government security
                             [ ] Eligible Municipal Security
                             [ ] Eligible Foreign Offering
                             [ ] Eligible Rule 144A Offering
Check if the following conditions have been met (and discuss any exceptions):

     [X] The securities were purchased (1) prior to the end of the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible Foreign Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

     [X] The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

     [X] The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time. If only one comparable security was reviewed for these purposes, we represent that we are not aware of any other comparable underwritings.

     [X] Except for Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

     [ ] In the case of Eligible Municipal Securities, the issuer has been rated investment grade by at least one NRSRO, provided that, if the issuer or entity supplying the funds from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors) the securities must have been rated within the top three rating categories by an NRSRO.

     [X] Percentage of offering purchased by the Portfolio and other funds advised by the same investment adviser (or its affiliates) or accounts with respect to which the same investment adviser (or its affiliates) has, and has exercised, investment discretion, did not exceed: (a) for Eligible Rule 144A offering, 25% of the total of
             (1) principal amount of offering of such class sold by underwriters to qualified institution buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class. Identify such other purchasers:

     [X] The Portfolio did not purchase the securities being offered directly or indirectly from an Affiliated Underwriter, provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated Underwriter.

Check below if written statements of issuer, syndicate manager, or underwriter or seller of securities were relied upon to determine:
     [ ]     the securities were sold in an Eligible Rule 144A Offering;
     [X]     compliance with the first condition, above, regarding time and price.
Attach copy of written statement for each box checked.

The Portfolio Manager hereby certifies that the purchase of securities noted above under "Securities Purchased" complies with the Fund's Rule 10f-3 Procedures.

Date: 4/12/16                                       Signed: /s/ THEODORE BIGMAN
      -------                                              ------------------
                                                    Name: Theodore Bigman
                                                    Title: Managing Director